Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224884

The information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where any such offer or sale is not permitted.

Subject to completion, dated June 12, 2018

PROSPECTUS SUPPLEMENT

To Prospectus dated May 23, 2018

                        Shares

MACKINAC FINANCIAL CORPORATION

Common Stock

• Mackinac Financial Corporation is offering shares. • The last reported sale price of our common stock on June 11, 2018 was $15.60 per share.	• Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “MFNC.”

Investing in our common stock involves risks. You should consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus, as well as the information included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to Mackinac Financial Corporation	$	$

(1)  Assumes no exercise of the underwriters’ option to purchase additional shares described below.

(2)  The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option, exercisable in whole or in part for 30 days after the date of this prospectus supplement, to purchase up to                additional shares of common stock from us at the public offering price, less the underwriting discount.

These securities are not deposits, savings accounts or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency.

Neither the Securities and Exchange Commission, or the SEC, the FDIC, the Board of Governors of the Federal Reserve System, the Michigan Department of Insurance and Financial Services nor any other regulatory body nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our common stock to purchasers on or about June      , 2018.

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Hovde Group, LLC

The date of this prospectus supplement is June     , 2018.

Prospectus Supplement

You should rely only on the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about the securities that we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find Additional Information” in the accompanying prospectus and in this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Mackinac,” “the Company,” “we,” “our,” “ours,” and “us” or similar references mean Mackinac Financial Corporation. References to “mBank” or the “Bank” mean mBank, which is our wholly owned bank subsidiary.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or in the documents incorporated by reference into, this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” item in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, to determine whether an investment in our common stock is appropriate for you.

Mackinac Financial Corporation

Mackinac is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. As a BHC, Mackinac’s activities are limited to banking and activities that are closely related to banking. At March 31, 2018 we had consolidated total assets of approximately $983.9 million, loans and leases receivable, net of allowances, of $807.3 million and total deposits of $806.8 million.

Recent Developments

Recent Acquisition of First Federal of Northern Michigan Bancorp, Inc. On May 18, 2018 we announced the consummation of the all-stock merger of First Federal of Northern Michigan Bancorp, Inc. (Alpena, Michigan), or First Federal, with and into Mackinac.  First Federal of Northern Michigan, First Federal’s subsidiary bank, was consolidated into mBank.  The aggregate value of the stock consideration was approximately $34.1 million, based on an assumed value of Mackinac common shares of $15.88 per share.  Additionally, First Federal declared an $8 million special dividend to its shareholders immediately prior to closing, as permitted by the merger agreement, which was paid on May 25, 2018.  Total consideration to First Federal shareholders in connection with the transaction was approximately $41.6 million, based upon the assumed value of Mackinac common shares.

The transaction increased Mackinac’s post-transaction assets to an estimated $1.3 billion and balance sheet loans to approximately $1.0 billion, in each case based on information as of March 31, 2018, and increased mBank’s total branches from 23 to 29.

Pending Acquisition of Lincoln Community Bank.  On June 7, 2018, we entered into a Stock Purchase Agreement with the sole shareholder of Lincoln Community Bank, or Lincoln Bank, a state non-member bank organized and existing under the laws of Wisconsin.  Pursuant to the Stock Purchase Agreement and subject to the terms and conditions set forth therein, we have agreed to purchase all of the outstanding shares of common stock of Lincoln Bank.  Effective upon consummation of the purchase, we plan to consolidate Lincoln Bank with and into mBank, which we refer to as the bank merger.

The aggregate purchase price to be paid by us to the sole shareholder in the transaction is $8.5 million, payable in cash.  The purchase price is subject to downward adjustment to the extent Lincoln Bank’s adjusted bank equity, as of a date to be agreed by the parties, is less than $6.7 million, excluding any unrealized gains or losses in Lincoln Bank’s securities portfolio.  As of March 31, 2018, Lincoln had total assets of approximately $65.2 million, loans of approximately $40.7 million and deposits of approximately $58.1 million. Combined with mBank’s current 23 branches in Michigan and 6 branches in Wisconsin, the acquisition will increase our total branches from 29 to 31.  We expect to complete the transaction of the third quarter of 2018, and intend to use a portion of the proceeds of this offering to pay the aggregate purchase price.  See “Use of Proceeds” elsewhere in this prospectus supplement.

The Stock Purchase Agreement contains customary representations and warranties from the Company and the sole shareholder, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of the sole shareholder’s and Lincoln’s businesses during the interim period between the execution of the Stock Purchase Agreement and the closing, and obligations to indemnify the other party for certain liabilities.  Closing of the transaction is subject to certain customary conditions, including receipt of required regulatory approvals, including approval of the Bank Merger. Each party’s obligation to close the transaction is also subject to certain additional customary conditions, including the accuracy of the representations and warranties of the other party and performance in all material respects by the other party of its obligations under the Stock Purchase Agreement.

Office Location

Our principal executive offices are located at 130 South Cedar Street, Manistique, Michigan 49854, and our telephone number is (888) 343-8147. Our website can be accessed at http://www.bankmbank.com. Information contained in our website does not constitute part of, and is not incorporated into, this prospectus. Our common stock is traded on the Nasdaq Capital Market under the symbol “MFNC.”

For more information about us and our, see “Where You Can Find Additional Information.”

THE OFFERING

The following summary contains basic information about our common stock. This description is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. For a more complete understanding of our common stock, you should read “Description of Common Stock” in the accompanying prospectus.

Issuer	Mackinac Financial Corporation, a Michigan corporation

Common Stock We Are Offering	shares (or shares if the underwriters of this offering exercise in full their option to purchase additional shares).

Shares of Common Stock to Be Outstanding After This Offering	shares (or shares if the underwriters of this offering exercise in full their option to purchase additional shares).

Public Offering Price Per Share	$

Nasdaq Capital Market Symbol for our Common Stock	MFNC

Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $                million (or approximately $                million if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discount (before estimated expenses). We intend to use a portion of the net proceeds of this offering to fund a portion of the consideration payable in the acquisition of Lincoln Bank, to pay down certain debt obligations of the Company, and to use the remainder for general corporate purposes, including for potential future strategic acquisitions and investments in mBank as regulatory capital. See “Use of Proceeds” elsewhere in this prospectus supplement.

Risk Factors

Investing in our common stock involves risks. Before deciding whether to invest in our common stock, you should carefully consider the information set forth in the section of the prospectus supplement entitled “Risk Factors” beginning on page S-6, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the caption “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 8,486,941 shares outstanding as of June 8, 2018 and:

•                  excludes 67,262 shares of restricted stock that had not vested as of June 8, 2018; and

•                  assumes the underwriters do not exercise their option to purchase additional shares.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain consolidated financial and other data at the dates and for the periods indicated. The financial data presented below as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus.  The financial data presented below as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus.  The financial data as of and for the three months ended March 31, 2018 and 2017 are derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018, and the financial statements for those periods and related notes, which are incorporated by reference into this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

(dollars in thousands, except per share	As of and for the Three Months ended March 31,		As of and for the Year ended December 31,
data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
FINANCIAL CONDITION DATA:
Total assets	$983,929	$976,635	$985,367	$983,520	$739,269	$743,785	$572,800
Loans	812,441	786,546	811,078	781,857	618,394	600,935	483,832
Securities	73,402	83,882	75,897	86,273	53,728	65,832	44,388
Deposits	806,797	821,820	817,998	823,512	610,323	606,973	466,299
Borrowings	80,002	66,279	79,552	67,579	45,754	49,846	37,852
Shareholders’ equity	81,857	80,009	81,400	78,609	76,602	73,996	65,249

OPERATIONS DATA:
Interest income	$11,055	$10,596	$44,376	$37,983	$33,513	$27,669	$25,523
Interest expense	1,746	1,430	6,438	4,885	4,393	4,142	4,124
Net interest income	9,309	9,166	37,938	33,098	29,120	23,527	21,399
Provision for loan losses	50	150	625	600	1,204	1,200	1,675
Net security gains	—	—	231	150	455	54	73
Other income	614	776	3,810	4,003	3,434	3,058	3,865
Other expenses	(7,928)	7,177	(30,336)	(29,885)	(23,876)	(22,610)	(18,128)
Income before income taxes	1,945	2,615	11,018	6,766	7,929	2,829	5,534
Provision (credit) for income taxes	408	889	5,539	2,283	2,333	1,129	(403)
Net income	1,537	1,726	5,479	4,483	5,596	1,700	5,937
Preferred dividend and accretion of discount	—	—	—	—	—	—	308
Net income available to common shareholders	1,537	1,726	5,479	$4,483	$5,596	$1,700	$5,629

PER SHARE DATA:
Earnings—Basic	$0.24	$.0.28	$0.87	$0.72	$0.90	$0.30	$1.01
Earnings—Diluted	0.24	0.28	0.87	0.72	0.89	0.30	1.00
Cash dividends declared	0.12	0.12	0.48	0.40	0.35	0.225	0.17
Book value	12.93	12.71	12.93	12.55	12.32	11.81	11.77
Tangible book value(1)	11.73	11.47	11.72	11.29	11.54	11.01	11.77

FINANCIAL RATIOS:(2)
Return on average common equity	7.61%	8.83%	6.74%	5.73%	7.41%	2.57%	9.07%
Return on average total equity	7.61	8.83	6.74	5.73	7.41	2.57	8.26
Return on average assets	0.63	0.71	0.55	0.52	0.76	0.28	1.01
Dividend payout ratio	50.00	42.86	55.17	55.56	41.67	75.00	16.83
Average equity to average assets	8.33	8.09	8.17	9.05	10.23	10.94	12.28
Net interest margin	4.19	4.19	4.20	4.19	4.30	4.19	4.17

ASSET QUALITY RATIOS:(2)
Nonperforming loans to total loans	0.53%	0.47%	0.32%	0.53%	0.41%	0.66%	0.42%
Nonperforming assets to total assets	0.70	0.84	0.62	0.91	0.66	0.93	0.58
Allowance for loan losses to total loans	0.63	0.65	0.64	0.64	0.81	0.86	0.96
Allowance for loan losses to nonperforming loans	117.48	137.96	197.78	121.73	197.09	130.49	230.29
Net charge-offs to average loans	0.01	0.01	0.07	0.08	0.22	0.14	0.48
Texas ratio	8.65	10.60	7.77	11.76	6.34	9.37	5.59

(1)         We use certain non-GAAP financial measures, including tangible book value per share, because we believe those measures provide useful information to management and investors to analyze and evaluate our financial condition and performance.  Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by total shares outstanding.  We believe this measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in our intangible assets.  The following table reconciles tangible book value per share to the corresponding measure under GAAP:

(dollars in thousands, except per share	As of and for the Three Months ended March 31,		As of and for the Year ended December 31,
data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Tangible Book Value:
Shareholders’ Equity	$81,857	$80,009	$81,400	$78,609	$76,602	$73,996	$65,249
Goodwill	(5,694)	(5,694)	(5,694)	(5,694)	(3,805)	(3,805)	—
Core deposit intangible	(1,860)	(2,110)	(1,922)	(2,172)	(1,076)	(1,196)	—
Tangible shareholders’ equity	$74,303	72,205	73,784	70,743	71,721	68,995	65,249

Total shares outstanding	6,332,560	6,294,930	6,294,930	6,263,371	6,217,620	6,266,756	5,541,390

Tangible book value per share (Non-GAAP)	$11.73	11.47	$11.72	11.29	11.54	11.01	11.77
Book value per share (GAAP)	$12.93	12.71	$12.93	12.55	12.32	11.81	11.77

(2)         Ratios for the three months ended March 31, 2018 and 2017 have been annualized.

RISK FACTORS

An investment in shares of our common stock involves various risks. You should carefully consider the risk factors described in “Management’s Discussions and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our other reports we file from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, or the Exchange Act. You should also carefully consider the risks described below, and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock. The risks described below and in the accompanying prospectus or in the documents incorporated by reference herein are not the only risks applicable to us or an investment in our common stock. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.

Risks Related to our Common Stock

The market price of our common stock may decline after the offering.

The price per share at which we sell our common stock in this offering may be more or less than the market price of the common stock on the date the offering is consummated. If the purchase price in the offering is higher than the market price at the time the offering is consummated, purchasers will experience an immediate decline in the value of their investment in the common stock purchased in this offering. If the purchase price in the offering is less than the market price for the shares at the time the offering is consummated, certain purchasers who buy shares in this offering may be inclined to immediately sell those shares to attempt to realize a profit. Any such sales, depending on their volume and timing, could cause the market price of our common stock to decline. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common stock in this offering will be able to sell shares after the offering at a price that is equal to or greater than the price for which they purchased shares in the offering. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of such shares.

The market price of our common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volume, prices and times desired.

The market price of our common stock may be highly volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. There are many factors that may impact the market price and trading volume of our common stock, including, without limitation:

•                                          actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•                                          changes in economic or business conditions;

•                                          the effects of and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

•                                          publication of research reports about us, our competitors or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•                                          significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us, including with respect to our recently completed acquisition of First Federal and our pending acquisition of Lincoln Bank;

•                                          operating and stock price performance of companies that investors deem comparable to us;

•                                          future issuances of our common stock or other securities;

•                                          additions or departures of key personnel;

•                                          proposed or adopted changes in laws, regulations or policies affecting us;

•                                          perceptions in the marketplace regarding our competitors and/or us;

•                                          changes in accounting principles, policies and guidelines;

•                                          rapidly changing technology;

•                                          other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services; and

•                                          other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core market or the bank and non-bank financial services industries.

The stock market and, in particular, the market for financial institution stocks, have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

Securities analysts may not continue coverage on our common stock, which could adversely affect the market for our common stock.

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts and they may not cover our common stock. If securities analysts do not cover, or continue to cover, our common stock, the lack of research coverage may adversely affect our market price. If our common stock is the subject of an unfavorable report, the price of our common stock may decline. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline.

We depend on the profitability of our bank subsidiary.

Our principal source of funds to pay dividends on our common and preferred stock and service any of our obligations are dividends received directly from our subsidiaries. A substantial percentage of our current operations are currently conducted through our bank subsidiary. As is the case with all financial institutions, the profitability of our bank subsidiary is subject to the fluctuating cost and availability of money, changes in interest rates and in economic conditions in general. In addition, various federal and state statutes limit the amount of dividends that our bank subsidiary may pay to us, with or without regulatory approval.

We may reduce or eliminate the cash dividend on our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

Our corporate governance documents and certain corporate and banking laws applicable to us, could make a takeover more difficult.

Certain provisions of our articles of incorporation and bylaws and corporate and federal banking laws and regulations could delay, defer or prevent a third party from acquiring control of our organization or conducting a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use a portion of the net proceeds from this offering for a pending acquisition, debt retirement, general corporate purposes and potential future acquisitions, our management retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner which does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

The Lincoln Bank acquisition may not be completed due to a number of factors.

The consummation of the Lincoln Bank acquisition is subject to receipt of required regulatory approvals and the satisfaction of certain other customary closing conditions. The pending acquisition may not be completed if any of the conditions are not satisfied or if the Stock Purchase Agreement is terminated.  In addition, even if the required regulatory approvals are obtained, the approval may contain terms, conditions or restrictions that could have a material adverse effect on us.

There can be no assurance that the conditions to the closing of the pending acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the pending acquisition. Any delay in closing or a failure to close the pending acquisition could have a negative impact on our business, future acquisition opportunities, and the trading price of our securities, including our common stock.

Our recent acquisition of First Federal, pending acquisition of Lincoln Bank and our acquisition strategy in general may not be successful due to a number of factors.

Our recent acquisition of First Federal, pending acquisition of Lincoln Bank, and our acquisition strategy in general may not be successful due to a number of factors, including, without limitation:

•                                          we may not be able to successfully integrate any acquired bank into our current operations;

•                                          we may experience an outflow of deposits held by our new customers in any such acquisition or fail to retain interest-earning assets (i.e., loans) acquired in any such acquisition;

•                                          we may not be able to attract new deposits or generate new interest-earning assets;

•                                          we may not be able to retain and attract appropriate personnel to staff the acquired branches at any acquired bank; and

•                                          we may not be able to earn acceptable levels of noninterest income, including fee income, from any acquired branches.

The success of our recent acquisition of First Federal, pending acquisition of Lincoln Bank and any future acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects we expect to result from such acquisition. We may never realize these business opportunities and growth prospects.

Integrating operations will be complex and will require significant efforts and expenditures on our part. Our management might have its attention diverted while trying to integrate operations of any acquired banks, and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain the branches and businesses we expect to acquire or take write-offs or impairment charges or recognize amortization expenses resulting from the acquisition and may be subject to unanticipated or unknown liabilities. We might experience increased competition that limits our ability to expand our business in the future, and we might not be able to capitalize on expected business opportunities, including retaining current customers.

It is also possible that the integration process could result in the loss of key employees, the disruption of our ongoing businesses, tax costs or inefficiencies or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisition and could harm our financial performance.

No assurance can be given that we will be able to integrate the acquired branches at any acquired bank successfully, that the acquisition will not expose us to unknown material liabilities, that the operation of the branches and businesses we expect to acquire will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing business, that we will be able to compete effectively in new market areas or that we will be able to manage growth effectively. The difficulties or costs we may encounter in integration could materially and adversely affect our earnings and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus supplement and the accompanying prospectus, including information incorporated in this prospectus supplement by reference, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact, including statements regarding our financial position, business strategy and the plans and objectives of our management for future operations, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions relating to the future.

Actual results may differ materially, and adversely or positively, from any of our expectations that are expressed or implied by any forward-looking statement. Risks, uncertainties, and factors that could cause our actual results to vary materially from those expressed or implied by any forward-looking statement include but are not limited to:

•                                          our ability to consummate this offering at the size and in the manner described herein;

•                                          risks of expansion through acquisitions and mergers, including our recently completed acquisition of First Federal and our pending acquisition of Lincoln Bank, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

•                                          deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;

•                                          the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;

•                                          changes in competitive conditions;

•                                          the introduction, withdrawal, success and timing of asset/liability management strategies and other business initiatives and strategies;

•                                          changes in customer borrowing, repayment, investment and deposit practices;

•                                          changes in fiscal, monetary and tax policies;

•                                          changes in financial and capital markets;

•                                          capital management activities, including possible future sales of new securities;

•                                          factors that may cause us to incur impairment charges on our investment securities;

•                                          the impact, extent and timing of technological changes;

•                                          electronic, cyber and physical security breaches;

•                                          claims and litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;

•                                          actions of the Board of Governors of the Federal Reserve System;

•                                          changes in accounting principles and interpretations;

•                                          potential increases of federal deposit insurance premium expense, and possible future special assessments of the FDIC, either industry wide or specific to mBank;

•                                          legislation and/or regulation affecting the financial services industry as a whole, and Mackinac and its subsidiaries in particular, including the effects resulting from the reforms enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and the adoption of regulations by regulatory bodies under the Dodd-Frank Act;

•                                          the possible impact of whole or partial dismantling of provisions of the Dodd-Frank Act under the current presidential administration;

•                                          our ability to utilize federal and state net operating loss carryforwards, and the market’s perception on overall value;

•                                          actions of the regulatory authorities under the Consumer Financial Protection Bureau and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;

•                                          the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; and

•                                          other factors and risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any of our subsequent reports that we have made or make with the SEC under the Exchange Act.

The foregoing factors should not be construed as exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find Additional Information,” all of which are accessible on the SEC’s website at www.sec.gov.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $         million (or approximately $         million if the underwriters exercise in full their option to purchase additional shares), based on the public offering price of $         per share, after deducting the underwriting discount (before estimated expenses). We intend to use the net proceeds of this offering for the pending acquisition of Lincoln Bank, to pay down certain debt obligations held by the company, and general corporate purposes, including potential future strategic acquisitions and investments in mBank as regulatory capital.

We have a credit agreement with Associated Bank, N.A. which consists of a revolving line of credit of up to $15.0 million and a term note in the amount of $18.449 million.  The line of credit, which was amended in April 2018, has an interest rate of 90-day LIBOR plus 2.00% with a floor rate of 2.00% and a ceiling of 22%.  The line of credit expires on April 30, 2020.  The term note bears the same interest and matures on April 30, 2019 and requires quarterly principal payments of $550 thousand, which began March 31, 2017.  Funds drawn from the line of credit in 2018 were used for general corporate purposes.

To the extent we use a portion of the net proceeds from this offering to finance future strategic acquisitions, these may include, without limitation, acquisitions of bank and non-bank financial services companies that we believe are complementary to our business and consistent with our growth strategy and funding investments in our subsidiaries.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2018 (a) on an actual historical basis, (b) on a pro forma basis as if we had completed our recent acquisition of First Federal on such date, and (c) on a pro forma, as adjusted basis, to give effect to the First Federal acquisition and this offering of                  shares of our common stock at the public offering price of $         per share, less the underwriting discount and estimated offering expenses (assuming the underwriters’ option to purchase additional shares from us is not exercised), as if the offering had been completed on such date. The following table does not give effect to the application of proceeds to pay down certain indebtedness as described above under “Use of Proceeds.”  This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q, which have been filed with the SEC and are incorporated herein by reference.

	As of March 31, 2018
(dollars in thousands)	Actual	Pro forma	Pro forma, as adjusted
		(unaudited)
Liabilities
Total deposits	$806,797	$1,060,512	$1,060,512
Federal funds purchased	10,000	10,000	10,000
Borrowings:
Letter of credit	1,000	1,000
Term loan	18,449	18,449
FHLB and other borrowings	60,553	101,275
Total borrowings	80,002	120,724
Other liabilities	5,273	6,070
Total Liabilities	$902,072	$1,197,306	$

Shareholders’ equity
Common stock	$62,080	$87,365	$
Retained earnings	20,493	31,266	31,266
Accumulated other comprehensive income:
Unrealized (losses) gain on available for sale securities	(495)	(495)	(495)
Minimum pension liability	(221)	(221)	(221)
Total Shareholders’ Equity	$81,857	$117,915	$
Total Capitalization	$983,929	$1,315,221	$

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on Nasdaq under the symbol “MFNC.” Set forth below are the high and low closing prices for our common stock as reported by Nasdaq for the two most recently completed fiscal years and the period from January 1, 2018 through June 11, 2018 of the current fiscal year.

	Mackinac Common Stock
	High	Low	Dividend
2016
First Quarter	$11.69	$9.90		$0.10
Second Quarter	$11.97	$10.00		$0.10
Third Quarter	$11.98	$10.64		$0.10
Fourth Quarter	$14.97	$11.00		$0.10
2017
First Quarter	$13.88	$13.63		$0.12
Second Quarter	$13.99	$13.92		$0.12
Third Quarter	$15.52	$15.01		$0.12
Fourth Quarter	$16.10	$15.89		$0.12
2018
First Quarter	$16.68	$15.43		$0.12
Second Quarter (through June 11, 2018)	$15.80	$15.53	$	N/A

On June 11, 2018, the closing price for our common stock as reported on Nasdaq was $15.60. As of June 8, 2018, there were approximately 8,486,941 shares of our common stock outstanding and approximately 1,259 record holders of our common stock.

The holders of the our common stock are entitled to dividends when, and if declared by the board of directors, out of funds legally available for that purpose.  In determining dividends, the board of directors considers the earnings, capital requirements and financial condition of us and our subsidiary bank, along with other relevant factors.  Our principal source of funds for cash dividends is the dividends paid by the Bank.  Our ability, and the ability of the Bank, to pay dividends is subject to regulatory restrictions and requirements.  In 2017, the Bank paid $7.0 million in dividends to us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”), generally meaning property held for investment. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•                                          an entity or arrangement that is treated as a partnership;

•                                          a citizen or resident of the United States;

•                                          a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•                                          a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, has the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the ownership and disposition of our common stock.  This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift taxes), any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders that are subject to special treatment under U.S. federal income tax law (such as traders in securities that elect the mark-to-market method of accounting, grantor trusts, insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities or currencies, real estate investment trusts, foreign governments, international organizations, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates and former long-term residents).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

Mackinac can pay dividends if, as and when declared by Mackinac’s board of directors, subject to compliance with limitations imposed by law. The holders of Mackinac common stock are entitled to receive and share equally in these dividends as they may be declared by Mackinac’s board of directors out of funds legally available for such purpose. If Mackinac issues any shares of its authorized preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Dividends on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other disposition of our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with appropriate properly completed IRS forms.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below on backup withholding, in general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•                                          the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•                                          the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•                                          we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet immediately above will be subject to U.S. federal income tax on a net income tax basis, at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Such a non-U.S. holder that is a foreign corporation may also be subject to branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such effectively connected gain. An individual non-U.S. holder described in the second bullet immediately above will be subject to a flat 30% tax on the gain from such disposition, which may be offset by U.S. source capital losses.

Backup Withholding and Information Reporting

Generally, a non-U.S. holder may be subject to information reporting requirements with respect to dividends and other taxable distributions paid to such holder with respect to our common stock, as well as the payment of proceeds from the sale, exchange or redemption of our common stock, and may be subject to backup withholding on such dividends, distributions or proceeds unless it timely provides the relevant withholding agent with appropriate properly completed IRS forms and otherwise complies with the requirements of the backup withholding rules, or otherwise establishes an exemption. Copies of the information returns reporting such dividends, distributions or proceeds and related withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

UNDERWRITING

We have entered into an underwriting agreement with Piper Jaffray & Co., as representative of the underwriters named below. Subject to certain terms and conditions set forth in the underwriting agreement, we agreed to sell to each of the underwriters, and each of the underwriters severally agreed to purchase from us, the number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Piper Jaffray & Co.
Hovde Group, LLC
Total

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares of our common stock, are several and not joint. Those obligations are also subject to the satisfaction of the terms and conditions contained in the underwriting agreement.

The underwriters have agreed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ option to purchase additional shares described below, unless and until they exercise this option. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers and to reject orders in whole or in part.

Purchase Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of            additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised, and each underwriter will be obligated, subject to the terms and conditions of the underwriting agreement, to purchase a number of those additional shares from us in approximately the same proportion as set forth in the table above.

Underwriting Discount

The underwriters propose to initially offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement, and to certain dealers, which may include the underwriters, at that price less a concession of $           per share. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price, the concession and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses, on both a per-share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds to us, before expenses	$	$	$

We have agreed to bear and be responsible for certain costs associated with the offering contemplated by this prospectus supplement, including the underwriters’ FINRA counsel fee.  We have also agreed to reimburse the underwriters for certain expenses incurred by them in connection with the offering, including fees and expenses or underwriters’ counsel, up to a maximum of $150,000.  In addition, Donnelly Penman & Partners is acting as an independent financial advisor for the offering, for which they will receive compensation of up to $     in the aggregate, plus reimbursement of counsel fees not to exceed $5,000. We estimate that our total offering expenses, excluding the underwriting discount and financial advisor fees, will be approximately $    .

Indemnity

We have agreed to indemnify the underwriters, their respective affiliates, directors and officers, and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period commencing on the date on which each such executive officer and director enters into a lock-up agreement and continuing through and including the date that is 90 days after the date of the final prospectus, without the prior written consent of the representative, not to:

•                                          offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock, (including without limitation, common stock which may be deemed to be beneficially owned by an executive officer or director in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired;

•                                          enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock, options, rights or warrants, regardless of whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise;

•                                          make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or

•                                          publicly disclose the intention to do any of the foregoing.

These restrictions are expressly agreed to in order to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. These restrictions are also subject to customary exceptions for certain transfers by gift, to a trust for the benefit of the shareholder or his or her immediate family, to certain affiliates, and by testate or intestate succession, subject to certain conditions.

The representative may, in its sole discretion and at any time and from time to time, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

Stabilization Transactions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or impeding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriters of more shares than they are obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters also may sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or impeding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Capital Market during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available by e-mail or on the websites maintained by the underwriters. In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriters or syndicate member is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Notices to Residents of Canada

The common stock may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Other Considerations

We expect that delivery of the shares of our common stock will be made to the purchasers against payment therefor on or about          , 2018, which will be the second business day following the date of pricing of the shares of common stock (referred to as “T+2”). Under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

LEGAL MATTERS

Unless otherwise indicated in this prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Honigman Miller Schwartz and Cohn LLP.  In addition, certain legal matters will be passed upon for the underwriters by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS

The audited consolidated financial statements of Mackinac Financial Corporation and subsidiaries incorporated in this prospectus as of and for the year ended December 31, 2017 have been so included in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.  The financial statements of First Federal as of and for the two years ended December 31, 2017 incorporated by reference into this prospectus supplement have been so included in reliance on the report of Andrews Hooper Pavlik PLC an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the Internet at http://www.bankmbank.com. Please note that our website address is provided as inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below; however, we are not incorporating by reference in this prospectus supplement or the accompanying prospectus any material that we “furnished” and did not “file” with the SEC.

•                                          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•                                          Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•                                          Our Current Reports on Form 8-K filed on January 16, 2018, January 19, 2018, February 13, 2018, March 7, 2018, March 29, 2018, May 10, 2018, May 18, 2018 (as amended on June 12, 2018) and May 30, 2018; and

•                                          The description of our common stock under the caption “Description of Common Shares” found in our Registration Statement on Form S-1/A (File No. 333-18724), filed with the SEC on August 21, 2012, and any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to the sale of all the securities covered by this prospectus supplement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

These documents may be obtained by you as explained above (see “Where You Can Find Additional Information”), or you may request a free copy of any or all of these documents, including exhibits that are incorporated by reference into these documents, by writing to or calling us at the following address or telephone number or via the Internet at:

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Attention: Secretary

Telephone: (888) 343-8147

Website: http://www.bankmbank.com

PROSPECTUS

$75,000,000

Common Stock •  Preferred Stock •  Debt Securities •  Warrants •  Rights  •  Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate initial public offering price of the securities offered through this prospectus is $75,000,000.

This prospectus describes the general terms that may apply to the securities offered. The specific terms of our securities to be offered will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus also may add, update or change information contained in this prospectus. Before you invest in any of our securities, please carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement.

Our common stock is quoted on the Nasdaq Capital Market, under the symbol “MFNC.” On May 10, 2018, the closing price of our common stock was $15.35 per share. You are urged to obtain current market quotations for the common stock. None of the other securities that we may offer is currently traded on any securities exchange.

We may offer and sell the securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Before making any decision to invest in our securities, you should carefully consider the risk factors beginning on page 3 as well as those contained or incorporated by reference into this prospectus and in the applicable prospectus supplement or free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Company or any other governmental agency.

The date of this Prospectus is May 23, 2018

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus or any prospectus supplement or any free writing prospectus other than those contained in, or incorporated by reference in, this prospectus or any prospectus supplement or related free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, underwriter or dealer. This prospectus, any prospectus supplement or any free writing prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. The delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of a security at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus as being offered, from time to time in one or more offerings, up to a total dollar amount of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information provided or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement, if applicable. We have not authorized anyone to provide you with different information.

References to “we,” “us,” “our,” “Mackinac” or the “Company” refer to Mackinac Financial Corporation and its subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated in this prospectus by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). All statements other than statements of historical fact, including statements regarding our financial position, business strategy and the plans and objectives of our management for future operations, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions relating to the future.

Actual results may differ materially, and adversely or positively, from the expectations of the Company that are expressed or implied by any forward-looking statement. Risks, uncertainties, and factors that could cause the Company’s actual results to vary materially from those expressed or implied by any forward-looking statement include but are not limited to:

•                                          the use of proceeds of future offerings of securities;

•                                          the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;

•                                          changes in competitive conditions;

•                                          the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;

•                                          changes in customer borrowing, repayment, investment and deposit practices;

•                                          changes in fiscal, monetary and tax policies;

•                                          changes in financial and capital markets;

•                                          deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;

•                                          capital management activities, including possible future sales of new securities;

•                                          risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

•                                          factors that may cause the Company to incur impairment charges on its investment securities;

•                                          the impact, extent and timing of technological changes;

•                                          electronic, cyber and physical security breaches;

•                                          claims and litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;

•                                          actions of the Board of Governors of the Federal Reserve System;

•                                          changes in accounting principles and interpretations;

•                                          potential increases of federal deposit insurance premium expense, and possible future special assessments of the Federal Deposit Insurance Company, either industry wide or specific to the Company’s banking subsidiary;

•                                          legislation and/or regulation affecting the financial services industry as a whole, and Mackinac and its subsidiaries in particular, including the effects resulting from the reforms enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the adoption of regulations by regulatory bodies under the Dodd-Frank Act;

•                                          the possible impact of whole or partial dismantling of provisions of the Dodd-Frank Act under the current presidential administration;

•                                          the potential for changes in tax laws, particularly corporate income tax reform, that may affect current returns, Mackinac’s deferred tax assets and liabilities, the ability to utilize federal and state net operating loss carryforwards, and the market’s perception on overall value;

•                                          actions of the regulatory authorities under the Consumer Financial Protection Board and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;

•                                          the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; and

•                                          other factors and risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any of our subsequent reports that we have made or make with the SEC under the Exchange Act.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us. For a detailed discussion of the risks and uncertainties that may cause our actual results or performance to differ materially from the results or performance expressed or implied by forward-looking statements, see “Risk Factors” herein and in our most recent Annual Report on Form 10-K, as updated by our subsequent filings and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement.

MACKINAC FINANCIAL CORPORATION

Mackinac is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. As a BHC, Mackinac’s activities are limited to banking and activities that are closely related to banking. At December 31, 2017 Mackinac had consolidated total assets of approximately $985.4 million, loans and leases receivable, net of allowances, of $806.0 million and total deposits of $818.0 million.

The principal executive offices of Mackinac are located at 130 South Cedar Street, Manistique, Michigan 49854, and its telephone number is (888) 343-8147. Mackinac’s website can be accessed at http://www.bankmbank.com. Information contained in Mackinac’s website does not constitute part of, and is not incorporated into, this prospectus. Mackinac’s common stock is traded on the Nasdaq Capital Market under the symbol “MFNC.”

For more information about Mackinac and its subsidiaries, see “Where You Can Find Additional Information.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks set forth in “Risk Factors” below and in the applicable prospectus supplement and any related free writing prospectus and under the captions “Risk Factors” in any of our filings with the SEC, including the heading captioned “Risk Factors” in the Management Discussion and Analysis item included in our most recent Annual Report on Form 10-K, as updated by our subsequent filings and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For additional information, please see the sources described in “Where You Can Find Additional Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business, if any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

Risk Factors Related to the Business of Mackinac

Mackinac’s net interest income could be negatively affected by interest rate adjustments by the Federal Reserve, as well as by competition in its primary market area.

As a financial institution, Mackinac’s earnings are significantly dependent upon its net interest income, which is the difference between the interest income that is earned on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects it more than non-financial institutions and can have a significant effect on net interest income and total income. Mackinac’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have material adverse effects on net interest margin and results of operations.

If the allowance for loan losses is not sufficient to cover actual loan losses, Mackinac’s earnings could decrease.

Mackinac’s success depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan.

Mackinac’s loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, Mackinac may experience significant loan losses, which could have a material adverse effect on operating results. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Mackinac’s loans. An allowance for loan losses is maintained in an attempt to cover any loan losses that may occur. In determining the size of the allowance, management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. The determination of the size of the allowance could be understated due to deviations in one or more of these factors.

If assumptions are wrong, the current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in Mackinac’s loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review the allowance for loan losses and may require Mackinac to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on Mackinac’s operating results.

Mackinac may need to raise additional capital in the future, but that capital may not be available when it is needed.

Mackinac is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. Management may at some point in the future need to raise additional capital to support its business as a result of growth losses or other development. Its ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the control of management, and on Mackinac’s financial performance. Accordingly, Mackinac cannot assure you of its ability to raise additional capital if needed on terms acceptable to management. If additional capital cannot be raised when needed, Mackinac’s ability to further expand its operations through internal growth and to operate its business could be materially impaired.

If Mackinac is unable to increase its share of deposits in the markets that its banks operate within, it may accept out-of-market and brokered deposits, the costs of which may be higher than expected.

Mackinac’s management can offer no assurance that it will be able to maintain or increase Mackinac’s market share of deposits in its highly competitive service areas. If unable to do so, it may be forced to accept increased amounts of out-of-market or brokered deposits. As of December 31, 2017, Mackinac had approximately $175.3 million in out of market brokered deposits, which represented approximately 21.4% of total deposits. At times, the cost of out-of-market and brokered deposits exceeds the cost of deposits in the local market. In addition, the cost of out-of-market and brokered deposits can be volatile, and if Mackinac is unable to access these markets, or if its costs related to out of market and brokered deposits increase, its liquidity and ability to support demand for loans could be adversely affected.

Volatility and disruptions in global capital and credit markets may adversely impact Mackinac’s business, financial condition and results of operations.

Even though Mackinac operates in a distinct geographic region in the U.S., it is impacted by global capital and credit markets, which are sometimes subject to periods of extreme volatility and disruption. Disruptions, uncertainty or volatility in the capital and credit markets may limit Mackinac’s ability to access capital and manage liquidity, which may adversely affect Mackinac’s business, financial condition and results of operations. Further, Mackinac’s customers may be adversely impacted by such conditions, which could have a negative impact on Mackinac’s business, financial condition and results of operations.

Mackinac is subject to extensive regulation that could limit or restrict its activities.

Mackinac operates in a highly regulated industry and is subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with these regulations is costly and restricts certain activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Mackinac is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

Mackinac’s business also is subject to laws, rules and regulations regarding the disclosure of non-public information about its customers to non-affiliated third parties. Internet operations are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of Mackinac’s business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase costs or otherwise adversely affect Mackinac’s business.

In particular, Congress and other regulators have increased their focus on the regulation of the financial services industry in recent years. While recent changes in the executive branch may mitigate this impact, the effects on Mackinac of recent legislation and regulatory actions cannot reliably be fully determined at this time. Moreover, as some of the legislation and regulatory actions previously implemented in response to the recent financial crisis expire, the impact of the conclusion of these programs on the financial sector and on the economic recovery is unknown. Any delay in the economic recovery or a worsening of current financial market conditions could adversely affect Mackinac. Mackinac can neither predict when or whether future regulatory or legislative reforms will be enacted nor what their contents will be. The impact of any future legislation or regulatory actions on Mackinac’s businesses or operations cannot be determined at this time, and such impact may adversely affect Mackinac.

The laws and regulations applicable to the banking industry could change at any time, and management cannot predict the effects of these changes on Mackinac’s business and profitability. Additionally, Mackinac cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect Mackinac’s ability to operate profitably.

Mackinac’s financial condition and results of operations are reported in accordance with accounting principles generally accepted in the United States (“GAAP”). While not impacting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could impact Mackinac’s earnings as reported under GAAP. As a public company, Mackinac is also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the SEC. Complying with these standards, rules and regulations has and continues to impose administrative costs and burdens on the company.

Additionally, political conditions could impact Mackinac’s earnings. Acts or threats of war or terrorism, as well as actions taken by the United States or other governments in response to such acts or threats, could impact the business and economic conditions in which it operates.

Mackinac may make or be required to make further increases in its provision for loan losses and to charge off additional loans in the future, which could adversely affect the results of operations.

As a result of changes in balances and composition of Mackinac’s loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate. Increased non-performing assets, credit losses or the provision for loan losses would materially adversely affect Mackinac’s financial condition and results of operations.

Mackinac’s adjustable-rate loans may expose it to increased default risks.

While adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, the increased payments required of adjustable-rate loan borrowers upon an interest rate adjustment in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property may also be adversely affected in a rising interest rate environment. In addition, although adjustable-rate loans help make Mackinac’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Changing interest rates may decrease Mackinac’s earnings and asset values.

Management is unable to accurately predict future market interest rates, which are affected by many factors, including, but not limited to, inflation, recession, changes in employment levels, changes in the money supply and domestic and international disorder and instability in domestic and foreign financial markets. Changes in the interest rate environment may reduce Mackinac’s profits. Net interest income is a significant component of its net income and consists of the difference, or spread, between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Although certain interest-earning assets and interest-bearing liabilities may have similar maturities or periods in which they reprice, they may react in different degrees to changes in market interest rates. In addition, residential mortgage loan origination volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations, while falling interest rates are usually associated with higher loan originations. Mackinac’s ability to generate gains on sales of mortgage loans is significantly dependent on the level of originations. Cash flows are affected by changes in market interest rates. Generally, in rising interest rate environments, loan prepayment rates are likely to decline, and in falling interest rate environments, loan prepayment rates are likely to increase. A majority of Mackinac’s commercial, commercial real estate and multi-family residential real estate loans are adjustable rate loans and an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with loans that have adjustable rates of interest. Changes in interest rates, prepayment speeds and other factors may also cause the value of loans held for sale to change. Accordingly, changes in levels of market interest rates could materially and adversely affect Mackinac’s net interest spread, loan volume, asset quality, value of loans held for sale and cash flows, as well as the market value of its securities portfolio and overall profitability.

Mackinac faces strong competition from other financial institutions, financial services companies and other organizations offering services similar to those offered by it, which could result in Mackinac not being able to sustain or grow its loan and deposit businesses.

Mackinac conducts its business operations primarily in the State of Michigan, and more recently, Northeastern Wisconsin. Increased competition within these markets may result in reduced loan originations and deposits. Ultimately, Mackinac may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that it offers. These competitors include other savings associations, community banks, regional banks and money center banks. Mackinac also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Mackinac’s competitors with greater resources may have a marketplace advantage enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Additionally, financial intermediaries not subject to bank regulatory restrictions and banks and other financial institutions with larger capitalization have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than Mackinac is, may be able to offer the same loan products and services that Mackinac offers at more competitive rates and prices. If Mackinac is unable to attract and retain banking clients, it may be unable to sustain current loan and deposit levels or increase its loan and deposit levels, and its business, financial condition and future prospects may be negatively affected.

Mackinac’s ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

As of December 31, 2017, Mackinac had net operating loss (“NOL”) carryforwards of approximately $7.5 million. Mackinac is generally able to carry NOLs forward to reduce taxable income in future years. However, its ability to utilize its NOL carryforwards is subject to the rules of Section 382 of the Code. Section 382 of the Code generally restricts the use of NOL carryforwards after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common shares, or are otherwise treated as 5% shareholders under Section 382 of the Code and the Treasury regulations promulgated thereunder, increase their aggregate percentage ownership of that corporation’s shares by more than fifty (50) percentage points over the lowest percentage of the shares owned by these shareholders over a three (3)-year rolling period. In the event of an ownership change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with its pre-ownership change NOL carry forwards. This annual limitation is generally equal to the value of the corporation’s shares immediately before the ownership change multiplied by the long-term tax-exempt rate in effect for the month in which the ownership change occurs. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

As of December 31, 2017, Mackinac had tax credit carryforwards of approximately $1.7 million. Mackinac is generally able to carry tax credits forward to reduce taxes in future years. However, Mackinac’s ability to utilize the tax credit carryforwards is subject to the rules of Section 383 of the Code. Section 383 of the Code imposes a comparable and related set of rules for limiting the use of capital loss and tax credit carry-forwards in the event of an ownership change.

Management cannot ensure that Mackinac’s ability to use its NOL carryforwards to offset taxable income or its tax credit carryforwards to offset tax will not become limited in the future. As a result, Mackinac could pay taxes earlier and in larger amounts than would be the case if its NOL and tax credit carryforwards were available to reduce its federal income taxes without restriction.

Mackinac may not be able to utilize technology to efficiently and effectively develop, market, and deliver new products and services to its customers.

The financial services industry experiences rapid technological change with regular introductions of new technology-driven products and services. The efficient and effective utilization of technology enables financial institutions to better serve customers and to reduce costs. Mackinac’s future success depends, in part, upon its ability to address the needs of its customers by using technology to market and deliver products and services that will satisfy customer demands, meet regulatory requirements, and create additional efficiencies in its operations. Mackinac may not be able to effectively develop new technology-driven products and services or be successful in marketing or supporting these products and services to its customers, which could have a material adverse impact on its financial condition and results of operations.

Operational difficulties, failure of technology infrastructure or information security incidents could adversely affect Mackinac’s business and operations.

Mackinac is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, failure of its controls and procedures and unauthorized transactions by employees or operational errors, including clerical or recordkeeping errors or those resulting from computer or telecommunications systems malfunctions. Given the high volume of transactions Mackinac processes, certain errors may be repeated or compounded before they are identified and resolved. In particular, Mackinac’s operations rely on the secure processing, storage and transmission of confidential and other information on its technology systems and networks. Any failure, interruption or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems.

Mackinac also faces the risk of operational disruption, failure or capacity constraints due to its dependency on third party vendors for components of its business infrastructure, including its core data processing systems which are largely outsourced. While Mackinac has selected these third party vendors carefully, it does not control their operations. As such, any failure on the part of these business partners to perform their various responsibilities could also adversely affect Mackinac’s business and operations.

Mackinac may also be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control, which may include, for example, computer viruses, cyberattacks, spikes in transaction volume and/or customer activity, electrical or telecommunications outages, or natural disasters. Although Mackinac has programs in place related to business continuity, disaster recovery and information security to maintain the confidentiality, integrity, and availability of its systems, business applications and customer information, such disruptions may give rise to interruptions in service to customers and loss or liability to Mackinac.

The occurrence of any failure or interruption in Mackinac’s operations or information systems, or any security breach, could cause reputational damage, jeopardize the confidentiality of customer information, result in a loss of customer business, subject Mackinac to regulatory intervention or expose it to civil litigation and financial loss or liability, any of which could have a material adverse effect on Mackinac.

Changes in customer behavior may adversely impact Mackinac’s business, financial condition and results of operations.

Mackinac uses a variety of methods to anticipate customer behavior as a part of its strategic planning and to meet certain regulatory requirements. Individual, economic, political, industry-specific conditions and other factors outside of its control, such as fuel prices, energy costs, real estate values or other factors that affect customer income levels, could alter predicted customer borrowing, repayment, investment and deposit practices. Such a change in these practices could materially adversely affect Mackinac’s ability to anticipate business needs and meet regulatory requirements.

Further, difficult economic conditions may negatively affect consumer confidence levels. A decrease in consumer confidence levels would likely aggravate the adverse effects of these difficult market conditions on Mackinac, its customers and others in the financial institutions industry.

Mackinac’s ability to maintain and expand customer relationships may differ from expectations.

The financial services industry is very competitive. Mackinac not only vies for business opportunities with new customers, but also competes to maintain and expand the relationships it has with its existing customers. While Mackinac believes that it can continue to grow many of these relationships, Mackinac will continue to experience pressures to maintain these relationships as its competitors attempt to capture its customers. Failure to create new customer relationships and to maintain and expand existing customer relationships to the extent anticipated may adversely impact Mackinac’s earnings.

The trading price of Mackinac’s common stock may be subject to significant fluctuations and volatility.

The market price of Mackinac’s common stock could be subject to significant fluctuations due to, among other things:

•                  variations in quarterly or annual results of operations;

•                  changes in dividends per share;

•                  deterioration in asset quality, including declining real estate values;

•                  changes in interest rates;

•                  significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving Mackinac or its competitors;

•                  regulatory actions, including changes to regulatory capital levels, the components of regulatory capital and how regulatory capital is calculated;

•                  new regulations that limit or significantly change Mackinac’s ability to continue to offer products or services;

•                  volatility of stock market prices and volumes;

•                  issuance of additional shares of common stock or other debt or equity securities;

•                  changes in market valuations of similar companies;

•                  changes in securities analysts’ estimates of financial performance or recommendations;

•                  perceptions in the marketplace regarding the financial services industry, Mackinac and/or its competitors; and/or

•                  the occurrence of any one or more of the risk factors described above.

Risks Related to the Securities Being Offered

There may be no established trading market for some of the securities being offered, and this could make selling such securities difficult and also impact the price of such securities.

Other than our common stock, there may be no established trading market for the securities offered by this prospectus. Some of the securities may not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for such securities will develop or, if such market develops, that you will be able to sell such securities. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling, or an inability to sell, such securities. As a result, the liquidity of such securities may be limited and, under certain circumstances, nonexistent. If a market does develop, any such market may be discontinued at any time.

The liquidity of, pricing of and trading market for the securities, including our common stock, may be adversely affected by, among other things, changes in the overall markets for equity securities, changes in our financial performance and prospects, the prospects in general for companies in our industry, the number of holders of the various securities, the interest of securities dealers in making a market in the securities, adverse credit rating actions and prevailing interest rates.

The offering price of the securities being offered may not be an indication of the fair value of and market terms for those securities.

The price of the securities sold in any offering may not indicate the market price for those securities after the offering is completed or at any future time. The offering price of the securities will be determined by our board of directors based on a number of factors, including the price at which investors will be willing to purchase the securities, the Corporation’s operating history and prospects, the Corporation’s current performance, the prospects of the banking industry in which the Corporation competes, and the general condition of the securities market at the time of the offering. You should not consider the offering price as an indication of the fair value of the securities.

We have broad discretion in allocating the proposed net proceeds from this offering, and, in using our discretion, we may not apply them in the most effective manner.

We intend to use the net proceeds from any offering of securities to provide additional capital for general corporate purposes, including but not limited to supporting the assets and operations of our subsidiary bank. However, we will have significant flexibility in applying the net proceeds of any such offering. Our failure to apply such funds effectively could have a material adverse effect on our business and on your investment.

Mackinac may need to raise additional capital in the future but that capital may not be available when it is needed or may be dilutive to our shareholders.

We are required by federal and state regulatory authorities to maintain adequate capital levels to support our operations. In order to support our operations and comply with regulatory standards, we may need to raise capital in the future. Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on favorable terms. In some cases, volatility in markets has produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If volatility increases, our ability to raise additional capital may be disrupted. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject us to regulatory enforcement action, including receivership. In addition, the issuance of additional shares of our equity securities will dilute the economic ownership interest of our common shareholders.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

Other than certain shares held by our affiliates, all of our outstanding shares of common stock are available for immediate sale. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock.

Mackinac’s securities are not FDIC insured.

Our securities are not savings or deposit accounts or other obligations of our subsidiary bank, and are not insured by the Deposit Insurance Fund, the FDIC or any other agency or private entity and are subject to investment risk, including the possible loss of some or all of the value of your investment.

REGULATORY CONSIDERATIONS

As a registered bank holding company, Mackinac is subject to regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act, as amended (the “BHCA”).  The Bank is subject to regulation and examination by the Michigan Department of Insurance and Financial Services (the “DIFS”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Under the BHCA, Mackinac is subject to periodic examination by the Federal Reserve Board, and is required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.  In accordance with Federal Reserve Board policy, Mackinac is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where Mackinac might not do so absent such policy.  In addition, there are numerous federal and state laws and regulations which regulate the activities of Mackinac, the Bank and the non-bank subsidiaries, including requirements and limitations relating to capital and reserve requirements, permissible investments and lines of business, transactions with affiliates, loan limits, mergers and acquisitions, issuances of securities, dividend payments, inter-affiliate liabilities, extensions of credit and branch banking.

Federal banking regulatory agencies have established risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies.  The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items.  The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating expansion programs should not allow expansion to diminish their capital ratios and should maintain all ratios well in excess of the minimums.

The Federal Deposit Insurance Corporation Improvement Act contains “prompt corrective action” provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from “well capitalized” to “critically undercapitalized” and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes “significantly undercapitalized” or “critically undercapitalized”.  The FDIC also, after an opportunity for a hearing, has authority to downgrade an institution from “well capitalized” to “adequately capitalized” or to subject an “adequately capitalized” or “undercapitalized” institution to the supervisory actions applicable to the next lower category, for supervisory concerns.  Information pertaining to Mackinac’s and the Bank’s capital is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Current federal law provides that adequately capitalized and managed bank holding companies from any state may acquire banks and bank holding companies located in any other state, subject to certain conditions.

In 1999, Congress enacted the Gramm-Leach-Bliley Act (“GLBA”), which eliminated certain barriers to and restrictions on affiliations between banks and securities firms, insurance companies and other financial service organizations.  Among other things, GLBA repealed certain Glass-Steagall Act restrictions on affiliations between banks and securities firms, and amended the BHCA to permit bank holding companies that qualify as “financial holding companies” to engage in a broad list of “financial activities,” and any non-financial activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines is “complementary” to a financial activity and poses no substantial risk to the safety and soundness of depository institutions or the financial system.  GLBA treats lending, insurance underwriting, insurance company portfolio investment, financial advisory, securities underwriting, dealing and market-making, and merchant banking activities as financial in nature for this purpose.

Under GLBA, a bank holding company may become certified as a financial holding company by filing a notice with the Federal Reserve Board, together with a certification that the bank holding company meets certain criteria, including capital, management, and Community Reinvestment Act requirements.  Mackinac is not currently required to qualify as a financial holding company.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to Item 1, “Business,” in our Annual Report on Form 10-K for the year ended December 31, 2017, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes.

General corporate purposes may include, among other purposes, making contributions to the capital of the Bank to support its lending, investing and other financial services activities; repayments of our debt; repurchases of our common stock; supporting or funding acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.  The results and data for the three months ended March 31, 2018 are unaudited.

Ratio of Earnings to	For the Three Months
Combined Fixed Charges and	Ended	For the Years Ended December 31,
Preferred Stock Dividends(1):	March 31, 2018	2017	2016	2015	2014	2013
Excluding Interest on deposits	7.24	8.40	7.45	10.79	7.54	10.34
Including Interest on deposits	2.11	2.71	2.39	2.80	1.68	2.25

(1) Earnings have been calculated by adding combined fixed charges to consolidated income before provision for income taxes.  The earnings calculation gives effect to fixed charges in each period presented.  Combined fixed charges consist of interest expense (including/excluding interest on deposits) and preferred stock dividends.  For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•                                          common stock;

•                                          preferred stock, which we may issue in one or more series;

•                                          debt securities, which we may issue in one or more series;

•                                          warrants entitling the holders to purchase common stock or debt securities;

•                                          rights to purchase common stock or other securities; and

•                                          units.

We will describe the terms of particular securities that we may offer in the future in the prospectus supplement we will deliver with this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•                                          type and amount of securities which we propose to sell;

•                                          initial public offering price of the securities;

•                                          maturity;

•                                          original issue discount, if any;

•                                          rates and times of payment of interest, dividends or other payments, if any;

•                                          redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•                                          ranking;

•                                          voting or other rights, if any;

•                                          conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•                                          names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;

•                                          compensation, if any, of those underwriters, agents or dealers;

•                                          details regarding over-allotment options, if any;

•                                          net proceeds to us;

•                                          information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•                                          material United States (“U.S.”) federal income tax considerations applicable to the securities;

•                                          any material risk factors associated with the securities; and

•                                          any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF COMMON STOCK

General

Mackinac’s authorized capital stock consists of 18,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, no par value per share. As of May 7, 2018, there were 6,340,560 shares of Mackinac common stock issued and outstanding, no shares of Mackinac preferred stock outstanding, and 67,262 shares of Mackinac common stock to be issued upon vesting of restricted stock awards.

Our common stock is listed on the Nasdaq Capital Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Voting Rights

Each holder of Mackinac common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter. Mackinac’s board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.  This structure may frustrate or prevent any attempts by our shareholders to replace or remove our current management or effect a change in control by making it more difficult for shareholders to replace members of the board of directors. When an action other than the election of directors is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote, unless a greater plurality is required by the articles or the Michigan Business Corporation Act (the “MBCA”). If Mackinac issues preferred stock, holders of such preferred stock may also possess voting rights.

Dividends and Repurchases

Mackinac can pay dividends if, as and when declared by Mackinac’s board of directors, subject to compliance with limitations imposed by law. The holders of Mackinac common stock are entitled to receive and share equally in these dividends as they may be declared by Mackinac’s board of directors out of funds legally available for such purpose. If Mackinac issues any shares of its authorized preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Rights upon Liquidation or Dissolution

In the event of liquidation, dissolution or winding up of Mackinac, whether voluntary or involuntary, the holders of Mackinac common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, and payment or provision for payment of all required distributions with respect to outstanding shares of preferred stock, all of the assets of Mackinac available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

No Preemptive, Conversion or Redemption Rights

Under the MBCA, shareholders do not have preemptive rights unless Mackinac’s articles of incorporation provide otherwise. Mackinac’s articles of incorporation do not provide for preemptive rights. Mackinac does not have a rights plan in effect. Neither Mackinac nor holders of Mackinac common stock are parties to a shareholders’ agreement with respect to Mackinac’s capital stock.

Shareholder Liability

Mackinac’s articles of incorporation provide that directors of Mackinac will not be personally liable to Mackinac or its shareholders for money damages, except for liability (1) for any breach of the director’s duty of loyalty to Mackinac or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) resulting from a violation of the MBCA, or (4) for any transaction from which the director derived an improper benefit.  Mackinac’s bylaws provide for the indemnification of directors and officers to the fullest extent authorized by law and of employees and agents to such extent as authorized by the board of directors and permitted by law.  Mackinac’s bylaws provide that Mackinac may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not Mackinac would have the power to indemnify such person against such liability under its articles of incorporation. Mackinac maintains such insurance.

Michigan Law

Mackinac is subject to the provisions of Chapter 7A of the MBCA. Chapter 7A contains provisions that generally require that business combinations between a corporation that is subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of the corporation be approved by a very high percentage of the shareholders. The vote required is the affirmative vote of at least 90% of the votes of each class of stock entitled to be cast and not less than two-thirds of the votes of each class of stock entitled to be cast by shareholders other than the 10% owner who is a party to the combination. The high vote requirements will not apply if (i) our board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies the specified fairness standards, various other conditions are met and the 10% owner has been such for at least five years.

Federal Law

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Board of Governors of the Federal Reserve Board  before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act of 1978, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable certificate of designations that amends our Articles of Incorporation creating one or more series of preferred stock that may be adopted by our board of directors in the future. You should read the applicable certificate of designations and the prospectus supplement, which will contain additional information and which may update or modify some of the information below.

General

Pursuant to our articles of incorporation, our board of directors is authorized to issue up to 500,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights as may be fixed by Mackinac’s board of directors without any further action by Mackinac shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

Preferred Stock We May Offer

The terms of any series of preferred stock designated by our board of directors will be set forth in a certificate of designations that will amend our Articles of Incorporation, and we will include each certificate of designations as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable amendment to our Articles of Incorporation for a complete description of all of the terms. As of the date of this prospectus, none of the authorized preferred stock has been designated by our board of directors for issuance as part of any particular series of preferred stock, and all of such preferred stock is therefore available for future issuance in the discretion of our board of directors as part of one or more series of preferred stock with terms yet to be determined.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•                                          title and stated or liquidation value;

•                                          number of shares offered and initial offering price;

•                                          voting rights and other protective provisions;

•                                          any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

•                                          date from which dividends will accumulate, if applicable;

•                                          terms and amount of a sinking fund, if any, for purchase or redemption;

•                                          redemption rights, including conditions and the redemption price(s), if applicable;

•                                          listing on any securities exchange;

•                                          terms and conditions, upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•                                          terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

•                                          the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•                                          any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•                                          any other specific terms, preferences, rights, privileges, limitations or restrictions; and

•                                          a discussion of applicable material U.S. federal income tax consequences.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•                                          senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered preferred stock;

•                                          on a parity with all of our equity securities ranking on a parity with the offered preferred stock; and

•                                          junior to all of our equity securities ranking senior to the offered preferred stock.

The term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital shares ranking senior, an amount equal to the stated or liquidation value of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those preferred stock. These terms typically will include number of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar

We will identify in a prospectus supplement the transfer agent and registrar for any series of preferred stock offered by this prospectus.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and indenture supplement applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and indenture supplement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and an eligible banking institution or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

We will issue the senior notes under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and we will file supplemental indentures and forms of debt securities containing the terms of the debt securities being offered as exhibits to the registration statement of which this prospectus is a part or they will be incorporated by reference to reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The following are some of the terms relating to a series of debt securities that could be described in a prospectus supplement:

•                                          title;

•                                          principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•                                          any limit on the amount that may be issued;

•                                          whether we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•                                          maturity date;

•                                          principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•                                          whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•                                          annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                                          whether the debt securities will be secured or unsecured, and the terms of any secured debt;

•                                          terms of the subordination of any series of subordinated debt;

•                                          place where payments will be payable;

•                                          restrictions on transfer, sale or other assignment, if any;

•                                          our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                                          date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•                                          provisions for a sinking fund, purchase or other analogous fund, if any;

•                                          date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•                                          whether the indenture will restrict our ability or the ability of our subsidiaries to:

•                                          incur additional indebtedness;

•                                          issue additional securities;

•                                          create liens;

•                                          pay dividends or make distributions in respect of our capital shares or the capital shares of our subsidiaries;

•                                          redeem capital shares;

•                                          place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•                                          make investments or other restricted payments;

•                                          sell or otherwise dispose of assets;

•                                          enter into sale-leaseback transactions;

•                                          engage in transactions with shareholders or affiliates;

•                                          issue or sell shares of our subsidiaries; or

•                                          effect a consolidation or merger;

•                                          whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•                                          a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•                                          information describing any book-entry features;

•                                          procedures for any auction or remarketing, if any;

•                                          whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•                                          denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•                                          any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or of a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, except that any successor of ours or acquiror of such assets must be a corporation organized and existing under the laws of the United States and must assume all of our obligations under the indentures and the debt securities, as appropriate. In addition, the terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The events of default under the indentures, subject to modification or deletion as provided in a supplemental indenture with respect to any specific series of debt securities, include the following events:

•                                          if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•                                          if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or deferred;

•                                          if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we (and the indenture trustee in the event of notice from security holders) receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                                          if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, and in the event of a waiver after acceleration as described in the immediately preceding paragraph, we have received written notice of such waiver and have remedied such default or event of default. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the indenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•                                          the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•                                          subject to its duties under the Trust Indenture Act of 1939, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•                                          the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•                                          the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•                                          for 60 days after receipt of written notice of such event of default, request to institute the proceeding and offer of indemnity, the indenture trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

By entering into supplemental indentures, we and the indenture trustee may modify the terms of an indenture without the consent of any holders with respect to specific matters, including:

•                                          to fix any ambiguity, defect or inconsistency in the indentures;

•                                          to evidence the assumption by a successor corporation of our obligations in compliance with the provisions described above under “Consolidation, Merger or Sale”;

•                                          to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended;

•                                          to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•                                          to evidence and provide for the acceptance of appointment by a successor trustee;

•                                          to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•                                          to secure any series of debt securities;

•                                          to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•                                          to make such other provisions in regard to matters or questions arising under the indentures or supplemental indentures that do not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures or supplemental indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•                                          extending the fixed maturity of the series of debt securities;

•                                          reducing the principal amount of, reducing the rate of or extending the time of payment of interest on, or reducing any premium payable upon the redemption of, any debt securities;

•                                          reducing the 66 2/3% requirement described above for the written consent of the holders of affected securities; or

•                                          modifying any of the three bullet points above.

Discharge, Defeasance and Covenant Defeasance

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series, known as defeasance. Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•                                          the rights of holders of the debt securities to receive principal, interest and any premium when due;

•                                          our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•                                          the rights, powers, trusts, duties and immunities of the trustee; and

•                                          the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants applicable to any series of outstanding debt securities established by and set forth in a supplemental indenture, known as covenant defeasance. If we so elect, any failure to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of such series.

In order to exercise either defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•                                          we must irrevocably have deposited or caused to be deposited with the indenture trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of, the holders of the debt securities of such series:

•                                          money; or

•                                          U.S. government obligations that will provide, not later than one day before the due date of any payment, money in an amount; or

•                                          a combination of money and U.S. government obligations;

in each case sufficient, in the written opinion (with respect to U.S. obligations or a combination of money and U.S. obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•                                          in the case of defeasance, we must have delivered to the indenture trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance to be effected and will be subject to the same Federal income tax as would be the case if the defeasance did not occur;

•                                          in the case of covenant defeasance, we must have delivered to the indenture trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the covenant defeasance did not occur;

•                                          no event of default or default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit, or at any time during the period ending on the 123rd day after the date of such deposit, or, if longer, the period ending the day following the expiration of the longest preference period applicable to us with respect to such deposit;

•                                          the defeasance or covenant defeasance must not cause the indenture trustee to have a conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, with respect to any securities of the Company;

•                                          the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•                                          the defeasance or covenant defeasance must be effected in compliance with the applicable provisions set forth in any supplemental indenture;

•                                          the defeasance or covenant defeasance must not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act; and

•                                          we must have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been satisfied.

Form, Exchange and Transfer

We will issue the debt securities of each series in registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                                          issue, register the transfer or exchange of any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                                          register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise provided in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of Michigan, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a supplemental indenture and applicable prospectus supplement or free writing prospectus. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Warrants We May Offer

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•                                          title of the warrants;

•                                          aggregate number of warrants;

•                                          price or prices at which the warrants will be issued;

•                                          designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•                                          date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

•                                          purchase price for each security purchasable on exercise of the warrants;

•                                          dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•                                          minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

•                                          anti-dilution provisions or other adjustments to the exercise price of the warrants;

•                                          terms of any right that we may have to redeem the warrants;

•                                          effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•                                          name and address of the warrant agent, if any;

•                                          information with respect to book-entry procedures;

•                                          a discussion of material U.S. federal income tax considerations; and

•                                          other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF RIGHTS

The complete terms of the rights will be contained in the rights agreements we enter into with rights agents. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the rights agreements and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the rights to purchase common stock or other securities that we may offer to shareholders using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. Further terms of the rights will be stated in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. See “Where You Can Find Additional Information” for information on how to obtain copies of the rights agreements and rights certificates.

The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including the record date for shareholders entitled to the rights distribution, the number of rights issued and the number of shares of common stock that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. federal income tax considerations.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•                                          the record date for shareholders entitled to receive the rights;

•                                          the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•                                          the exercise price of the rights;

•                                          whether the rights are transferable;

•                                          the period during which the rights may be exercised and when they will expire;

•                                          the steps required to exercise the rights;

•                                          whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•                                          whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;

•                                          our ability to withdraw or terminate the rights offering; and

•                                          any material U.S. Federal income tax consequences.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Prior to the exercise of a holder’s rights, the holder will not have any of the rights of holders of the securities issuable upon the exercise of the rights and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any related document applicable to any units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue units, in one or more series, consisting of any combination of one or more of the other securities described in this prospectus. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•                                          title of the units;

•                                          aggregate number of units;

•                                          price or prices at which the units will be issued;

•                                          designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                                          effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•                                          name and address of the unit agent;

•                                          information with respect to book-entry procedures;

•                                          a discussion of material U.S. federal income tax considerations; and

•                                          other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” will apply to each unit and to any common stock, preferred stock, debt security, warrant, or right included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the State of Michigan. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through an underwriter or group of underwriters managed or co-managed by one or more underwriters, or to or through dealers, through agents, directly to one or more investors or through a combination of such methods of sale.

We may distribute securities from time to time in one or more transactions:

•                                          at a fixed price or prices which may be changed;

•                                          at market prices prevailing at the time of sale;

•                                          at prices related to such prevailing market prices; or

•                                          at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•                                          the name or names of the underwriters, placement agents or dealers, if any;

•                                          the purchase price of the securities and the proceeds we will receive from the sale;

•                                          any over-allotment options under which underwriters may purchase additional securities from us;

•                                          any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•                                          any discounts or concessions allowed or reallowed to be paid to dealers (which may be changed at any time); and

•                                          any securities exchange or market on which the securities may be listed or quoted.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and generally the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to these liabilities.

If stated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain investors to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

The securities we may offer, other than common stock, may be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities. However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market LLC may engage in passive market making transactions in our common stock, preferred stock and warrants, as applicable, on the NASDAQ Stock Market LLC in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer must be fair and reasonable, considering all relevant risks, factors and circumstances.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Honigman Miller Schwartz and Cohn LLP.

EXPERTS

The audited consolidated financial statements of Mackinac Financial Corporation and subsidiaries incorporated in this prospectus as of and for the year ended December 31, 2017 have been so included in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the Internet at http://www.bankmbank.com. Please note that our website address is provided as inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below; however, we are not incorporating by reference in this prospectus any material that we “furnished” and did not “file” with the SEC.

•                                          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•                                          Our Current Reports on Form 8-K filed on January 16, 2018, January 19, 2018, February 13, 2018, March 7, 2018, March 29, 2018 and May 10, 2018; and

•                                          The description of our common stock under the caption “Description of Common Shares” found in our Registration Statement on Form S-1/A (333-18724), filed with the SEC on August 21, 2012, and any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus (including prior to the effectiveness of the registration statement) and prior to the sale of all the securities covered by this prospectus. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

These documents may be obtained by you or any beneficial owner as explained above (see “Where You Can Find Additional Information”), or you or any beneficial owner may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number or via the Internet at:

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Attention: Secretary

Telephone: (888) 343-8147

Website: http://www.bankmbank.com

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

               Shares

MACKINAC FINANCIAL CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Hovde Group, LLC

June     , 2018